Prospectus Supplement

                                  Interests in

                                 PROVIDENT BANK
                                   401(k) Plan
                                       and
                       Offering of Up to 835,650 Shares of

                             PROVIDENT BANCORP, INC.
                                  Common Stock

        Provident Bancorp, Inc. is providing this prospectus supplement to participants in the Provident Bank 401(k) Plan (the "Plan"). As a participant in this Plan, you may direct the trustee of the Plan to purchase common stock of Provident Bancorp, Inc. in its common stock offering by transferring amounts currently allocated to your account under the Plan to the Employer Stock Fund (other than amounts you presently have invested in the Employer Stock Fund). If you cannot acquire all the common stock you want in the offering due to an oversubscription, the trustee will apply the amounts which were not used to acquire common stock among the funds in which your Plan account is invested in proportion to your current investment allocation percentages for new contributions.

        The prospectus of Provident Bancorp, Inc., dated ________________, 2003, which accompanies this prospectus supplement, includes detailed information regarding the offering and the financial condition, results of operations and business of Provident Bancorp, Inc. You should read this prospectus supplement, which provides information with respect to the Plan, together with the prospectus.

                                   ----------

        For a discussion of risks that you should consider before making an investment decision, see "Risk Factors" beginning on page 23 of the prospectus.

        The interests in the Plan and the offering of the common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

        The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

        This prospectus supplement may be used only in connection with offers and sales by Provident Bancorp, Inc. of interest or shares of common stock pursuant to the Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

        You should rely only on the information contained in this prospectus supplement and the attached prospectus. Provident Bancorp, Inc. and the Plan have not authorized anyone to provide you with information that is different.

        This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Provident Bancorp, Inc. or any of its subsidiaries or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

        The date of this prospectus supplement is _____________ __, 2003.

                                TABLE OF CONTENTS

THE OFFERING..........................................................................4
   Securities Offered.................................................................4
   Election to Purchase Common Stock in the Offering: Priorities......................4
   Value of the Plan Assets...........................................................6
   Method of Directing Transfer.......................................................6
   Time for Directing Transfer........................................................6
   Irrevocability of Transfer Direction...............................................6
   Direction to Purchase Common Stock after the Offering..............................6
   Purchase Price of Common Stock.....................................................6
   Nature of a Participant's Interest in the Common Stock.............................7
   Voting Rights of Common Stock......................................................7
DESCRIPTION OF THE PLAN...............................................................8
   Introduction.......................................................................8
   Eligibility and Participation......................................................8
   Contributions Under the Plan.......................................................9
   Limitations on Contributions.......................................................9
   Benefits under the Plan...........................................................10
   Investment of Contributions.......................................................11
   Performance History...............................................................12
   Description of the Investment Funds...............................................12
   Withdrawals and Distributions from the Plan.......................................14
   Administration of the Plan........................................................16
   The Trustee.......................................................................16
   Plan Administrator................................................................16
   Reports to Plan Participants......................................................16
   Amendment and Termination.........................................................17
   Merger, Consolidation or Transfer.................................................17
   Federal Income Tax Consequences...................................................17
   Additional Employee Retirement Income Security Act ("ERISA") Considerations.......18
   Securities and Exchange Commission Reporting and Short-Swing Profit Liability.....19
   Financial Information Regarding Plan Assets.......................................19
LEGAL OPINION........................................................................20

                                  THE OFFERING

Securities Offered             Provident Bancorp, Inc. is offering participants
                               in the Provident Bank 401(k) Plan (the "Plan") the opportunity to use their participation interests to elect to purchase shares of Provident Bancorp, Inc.'s common stock through the Plan. At June 30, 2003, there were sufficient funds in the Plan to purchase up to approximately
                               835,650 shares of Provident Bancorp, Inc. common stock in the offering. This includes the new shares of Provident Bancorp, Inc., which may be received in exchange for all of the shares of Provident Bancorp, Inc. common stock presently held in the Plan. The shares of common stock currently held in the Plan will be exchanged for shares of Provident Bancorp, Inc. pursuant to an exchange ratio, as is more fully discussed in the "Conversion" section of the prospectus. Only employees of Provident Bancorp, Inc. or its subsidiaries may become participants in the Plan.
                               Your investment in the common stock of Provident
                               Bancorp, Inc. through the Plan in the offering is subject to the priorities listed below.
                               Information with regard to the Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of Provident Bancorp, Inc. is contained in the attached prospectus. The address of the principal executive office of Provident Bancorp, Inc. is 400 Rella Boulevard,
                               Montebello, New York 10901. The Bank's telephone number is (914) 369-8041.

Election to Purchase           In connection with the conversion and stock
Common Stock in the            offering, you may elect to transfer, by dollar
Offering: Priorities           amounts (in increments of $10.00) or by
                               percentages, all or part of your account balances in the Plan (other than the amounts you currently have invested in the Employer Stock Fund) to the Employer Stock Fund, to be used to purchase common stock issued in the offering. The trustee of the Employer Stock Fund will purchase common stock in accordance with your directions.
                               However, such directions are subject to purchase limitations in the plan of conversion of Provident Bancorp, MHC.

                               The shares of common stock are being offered in a subscription offering and community offering. In the offering, the purchase priorities are as follows:

                                 (1) Depositors of Provident Bank with $50 or
                                     more as of June 30, 2002, get first
                                     priority.
                                 (2) Provident Bank and Provident Bancorp,
                                     Inc.'s tax-qualified plans, including the employee stock ownership plan and 401(k) plans, get second priority.

                                 (3) Depositors of Provident Bank with $50 or
                                     more on deposit as of September 30, 2003, get third priority.
                                 (4) Depositors of Provident Bank as of
                                     ___________ 2003 and borrowers as of
                                     January 7, 1999 whose borrowings remain
                                     outstanding as of ____________, 2003, get fourth priority.
                                 (5) Stockholders of Provident Bancorp, Inc. and
                                     members of the public get fifth priority.

                               As a participant with an account balance in the Plan, you will be entitled to purchase shares through the Plan's second priority category, or if you were also a depositor of Provident Bank with $50 or more on deposit as of June 30, 2002, you will also be able to purchase through the Plan using your status as a depositor in the first priority. If you elect to transfer a dollar amount from a particular fund and, at the time that the transfer is made, you do not have a sufficient dollar amount in that fund to process your entire election due to market fluctuation, the trustee will withdraw up to 100% of your balance in that fund (rounded down to the nearest $10 increment) and apply only the amount withdrawn to the purchase of stock for your account.

                               No later than the closing date of the
                               subscription offering period, the amount that you elect to transfer from your existing account balances for the purchase of common stock in the offering will be removed from your existing accounts and transferred to the Trustee of the Employer Stock Fund to be invested in an interest-bearing money market account, pending the closing of the offering.

                               At the close of the offering, the amount that you have transferred to purchase stock in the offering will be applied to the common stock purchase. Common stock so purchased will be placed in the Employer Stock Fund and allocated to your Plan account. Any earnings on the amount that you elected to apply towards the purchase of stock in the offering will be transferred to the [Federated Prime Cash Series Fund] for you to reinvest as you wish.

                               Once the offering is concluded, any amounts that you elected to apply towards the purchase of stock in the offering will again appear as part of your account balance when you access your account via the Internet or by telephone.

                               If you fail to direct the investment of your account balances towards the purchase of any shares in the offering, your account balances will remain in the investment funds of the Plan as previously directed by you.

Value of the Plan Assets       As of June 30, 2003, the market value of the
                               assets of the Plan was approximately $8,356,497, excluding participant loans.

Method of Directing            You will receive a special election form,
Transfer                       referred to as the Special Election Form, on
                               which you can elect to transfer all or a portion of your account balance in the Plan to the Employer Stock Fund for the purchase of stock in the offering (other than amounts you currently have invested in such fund). If you wish to use all or part of your account balance in the Plan to purchase common stock issued in the offering
                               (other than amounts you currently have invested in the Employer Stock Fund), you should indicate that decision on the Special Election Form. If you do not wish to purchase Provident Bancorp, Inc. stock in the offering through the Plan, you need not complete the Special Election Form.

Time for Directing Transfer    If you wish to purchase common stock with your
                               Plan account balances, your Special Election Form must be received by Robert Sansky, a representative of the Plan Administrator, at the principal office of Provident Bancorp, Inc., 400
                               Rella Boulevard, Montebello, New York 10901, no later than Noon on ___________________ [Day of Week], December ______, 2003.

Irrevocability of Transfer     You may not revoke your Special Election Form to
Direction                      transfer amounts credited to your account in the
                               Plan to the Employer Stock Fund for the purchase of stock in the offering. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of stock in the offering among all of the other investment funds, including the Employer Stock Fund, on a daily basis.

Direction to Purchase          Whether you choose to purchase stock in the
Common Stock after the         offering, you will be able to purchase stock
Offering                       after the offering through your investment in the
                               Employer Stock Fund. After the offering, you may direct that a certain percentage of your account balance in the Plan be transferred to the Employer Stock Fund and invested in common stock, or to the other investment funds available under the Plan. After the offering, you may change your investment allocation on a daily basis. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by the participants who are subject to the provisions of section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Provident Bancorp, Inc.

Purchase Price of Common       The trustee will use the funds transferred to the
Stock                          Employer Stock Fund to purchase common stock in
                               the offering, subject to your
                               ability to purchase shares in accordance with the priorities listed on pages 1 and 2 of this prospectus supplement and, except in the event of an oversubscription, as discussed above. The trustee will pay $10.00 per share, which will be the same price paid by all other persons in the offering. No sales commision will be charged for shares purchased in the offering.

                               After the offering, the trustee will acquire common stock in open market transactions at the prevailing price. The trusteee will pay transaction fees, if any, associated with the purchase, sale or transfer of the common stock after the offering.

Nature of a Participant's      The trustee will hold the common stock, in trust,
Interest in the Common         for the participants of the Plan. Shares of
Stock                          common stock acquired by the trustee at your
                               direction will be allocated to your account.
                               Therefore, investment decisions of other participants should not affect the earnings allocated to your account.

Voting Rights of Common        The trustee generally will exercise voting rights
Stock                          attributable to all common stock held by the
                               Employer Stock Fund, as directed by participants with accounts invested in the fund. When stockholders have a right to vote on a matter, you will be allocated voting instruction rights reflecting your proportionate interest in the Employer Stock Fund. The trustee will vote the common stock in the Employer Stock Fund affirmatively or negatively on each matter, in proportion to the voting instructions the trustee receives from participants. In connection with the reorganization of Provident Bancorp, Inc., plan participants who had shares of Provident
                               Bancorp, Inc. allocated to their accounts in the Plan on _________________, 2003, will receive a packet of material containing, among other things, a Prospectus, Proxy Statement, Voting
                               Instruction Letter and Voting Authorization Form.
                               The Voting Instruction Letter will provide instructions on completing the Voting
                               Authorization Form so that the trustee can vote the shares attributable to your account in the Special Shareholder Meeting on
                               _______________________, 2003.

                               If you are a participant who has voting rights (as discussed above), you will need to complete the Voting Authorization Form and return it in a postage-prepaid envelope to Wright Investor's Service, the investment manager of the Plan, no later than 12:00 Noon on [Day of Week] December ______, 2003 if you want the trustee to vote in accordance with your voting instructions.

                             DESCRIPTION OF THE PLAN

Introduction

        Provident Bank initially adopted the Provident Bank 401(k) Plan effective August 1, 1991, which Plan was subsequently amended and restated effective August 1, 1997 to comply with certain changes in the tax laws. The Plan is a profit sharing Plan with a cash or deferred arrangement established in accordance with the requirements under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is qualified under section 401(a) of the Code, and its related trust is qualified under section 501(a) of the Code. The Bank intends that the Plan, in operation, will comply with the requirements under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974 ("ERISA"), and may amend the Plan from time to time in the future to ensure continued compliance with all applicable laws. As a plan subject to ERISA, federal law provides you with various rights and protections as a Plan participant. However, your benefits under the Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

        Employee Retirement Income Security Act of 1974. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of section 3(34) of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants (as defined below) or their beneficiaries under the Plan.

        Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the Plan. Provident Bancorp, Inc. qualifies these summaries in their entirety by the full text of the Plan, which shall have priority. You may obtain copies of the Plan document by sending a request to the Plan administrator, c/o 401(k) Plan Administrator, Provident Bank, 400 Rella Boulevard, Montebello, New York 10901. You should carefully read the full text of the Plan document and your summary plan description to understand your rights and obligations under the Plan.

Eligibility and Participation

        You are eligible to become a participant in the Plan on the first day of January or July coincident with or next following completion of six (6) months of Service with the Bank, provided you have reached age 21 at such time. The Plan year is January 1 to December 31 (the "Plan Year").

        As of July 1, 2003, there were approximately 277 employees eligible to participate in the Plan and 196 employees participating by making salary deferral contributions.

Contributions Under the Plan

        Elective Deferral Contributions. You are permitted as a participant in the Plan to defer up to 50% of your annual compensation (expressed in terms of whole percentages) on a pre-tax basis and to have that amount contributed to the Plan on your behalf, up to the applicable dollar limit under the Code (for 2003 the applicable dollar limit is $12,000). For these purposes, "compensation" means generally, your total compensation received from the Bank, including amounts you elect to defer. In 2003, the annual compensation of each participant taken into account under the Plan is limited to $200,000. This amount may be adjusted annually by law, based on changes in the cost of living, as permitted by the Code.

        Employer Matching Contributions. The Bank may make, but is not required to make, discretionary matching contributions to the Plan. In no case may the Bank's matching contribution exceed 100% of the first 6% of a Participant's annual Compensation that the Participant elected to defer to the Plan.

        If necessary to assist the Plan in passing the non-discrimination tests under sections 401(k) or 401(m) of the Code, the Bank may make qualified matching contributions or qualified non-elective contributions to your accounts. Qualified matching contributions and qualified non-elective contributions are immediately 100% vested and non-forfeitable. To date, the Bank has not made any qualified matching contributions or qualified non-elective contributions to the Plan.

Limitations on Contributions

        Limitations on Employee Elective Deferral Contributions. For the Plan Year beginning January 1, 2003, the amount of your elective deferral contributions may not exceed $12,000 (or $14,000 if age 50 or older). These amounts are increased in $1,000 increments though 2006 when they reach $15,000 (or $20,000 if age 50 or older) and thereafter may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by the participant in the tax year in which the contribution is made.

        Limitations on Annual Additions and Benefits. The Plan provides that the amount of contributions and forfeitures allocated to your accounts during any Plan year may not exceed the lesser of $40,000 or 100% of your compensation for the Plan year. If annual additions to your account exceed the dollar limitation, the excess additions will be disposed of as follows:

    1. First, contributions you made to your account during the Plan year will be refunded to you, plus the net income and gains attributable thereto.

    2. If after the application of paragraph (1) an excess annual addition still exists and you are covered by the Plan on the last day of the Plan year, the excess will be used to reduce employer contributions to you in the next Plan year, and each succeeding Plan year, if necessary.

    3. If excess annual additions exist after application of (2) above, and you are not covered by the Plan at the end of the Plan year, the excess will be held unallocated in a suspense account and will be used to reduce the Bank's contributions in subsequent Plan years for all remaining participants.

    4. If a suspense account is in existence at any time during the year in which there is an excess amount, it will not participate in the allocation of the trust's investment gains and losses.

        Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Code limit the amount of employee deferral contributions and employer matching contributions that may be made to the Plan in any year on behalf of highly compensated employees, in relation to the amount of employee deferrals contributions and employer matching contributions made by or on behalf of all other employees eligible to participate in the Plan. A highly compensated employee includes any employee who (1) was a 5% owner of Provident Bancorp, Inc. at any time during the current or preceding year, or (2) had compensation for the preceding year of more than $90,000. The dollar amounts in the foregoing sentence may be adjusted annually to reflect increases in the cost of living. For any year, the percentage of highly compensated employee elective deferral contributions will be limited so that the average actual elective deferral contribution percentage of highly compensated employees does not exceed the average actual elective deferral contribution percentage of non-highly compensated employees by more than the greater of (i) 125% or (ii) 200% but not more than two points. If these limitations are exceeded, the level of after-tax contributions by highly compensated employees will be adjusted.

Benefits under the Plan

        At all times, you have a fully vested, nonforfeitable interest in your elective deferral contribution account, and your qualified matching contribution and qualified non-elective contribution accounts.

        You will become vested in your matching contributions account and discretionary contribution account according to the following schedule:

            Years of                                  Vesting
        Vesting Service                             Percentage
        ---------------                             ----------

        Less than 1                                         0%
             2                                             50%
             3                                             75%
             4                                            100%

        If you are an employee on or after the date you reach normal retirement age, your vesting percentage will be 100%. Similarly, the vesting percentage of a participant who is an employee on the date he becomes totally and permanently disabled or dies will be 100%.

Investment of Contributions

A.      Fidelity Advisor Equity Income Fund
B.      Wright Major Blue Chip Fund
C.      Neuberger Berman Genesis Fund
D.      Fidelity Advisor Mid Cap Fund
E.      American Century Strategic Allocation Fund
F.      American Century International Growth Fund
G.      Wright Total Return Bond Fund
H.      Wright Current Income Fund
I.      Janus Adviser Capital Appreciation Fund
J.      Federated Prime Cash Series
K.      American Century Equity Income Fund
L.      Employer Stock Fund

Performance History

        The following table provides performance data with respect to the investment funds available under the Plan:

                                                          Average Annual Return for the Period Ending 6/30/2003
                                              Year-to-
                                                Date                                   10-Year or
                                               Return                                     since
                                               Ending     -------   -------   ------    Inception   Inception
              Account / Fund                  6/30/2003   1-Year    3-Year    5-Year      Return       Date
                                             ----------   -------   -------   ------   ----------   ---------
Fidelity Advisor Equity Income Fund               9.98%    -2.24%     1.20%    1.08%        9.85%   9/10/1992
Wright Major Blue Chip Fund                       9.13%    -5.58%   -14.73%   -4.72%        6.51%   7/22/1985
Neuberger Berman Genesis Fund                     9.54%     3.72%    10.96%    8.79%       13.46%    4/2/1997
Fidelity Advisor Mid Cap Fund                    19.11%     7.22%    -3.38%    9.25%         n/a    2/26/1996
American Century Strategic Allocation Fund        9.31%     2.68%    -2.43%    3.10%         n/a    10/2/1996
American Century International Growth Fund        5.34%   -12.31%   -17.93%   -4.04%        6.42%   10/2/1996
Wright Total Return Bond Fund                     3.89%    10.52%     8.33%    5.90%        5.94%   7/25/1983
Wright Current Income Fund                        1.08%     4.86%     7.43%    5.87%        6.03%   4/15/1987
Janus Adviser Capital Appreciation Fund           7.65%    -3.24%   -14.81%    3.44%         n/a     5/1/1997
Federated Prime Cash Series                       0.48%     1.18%     3.03%    3.89%         n/a    8/15/1989
American Century Equity Income Fund *             9.58%    11.40%    11.77%    8.90%         n/a     3/7/1997
Employer Stock Fund                               4.32%    16.50%    30.60%     n/a          n/a       1/7/99

----------
*   Represents Year-to-Date Returns Ending July 31, 2003

Description of the Investment Funds

The following is a description of each of the funds:

        Fidelity Advisor Equity Income Fund. Fidelity Advisor Equity Income Fund seeks income; capital appreciation is also a consideration. The fund normally invests at least 65% of assets in income-producing common and preferred stocks. These equities may be of various quality, though the fund does not intend to invest in companies without proven earnings and/or credit histories. It may invest the balance in debt securities. It is possible to lose money by investing in this fund.

        Wright Major Blue Chip Equities Fund. Wright Major Blue Chip Equities Fund seeks total return. The fund normally invests at least 80% of assets in equity securities of well-established companies. Investments may include common stocks, preferred stocks, and convertible securities. The investment selection process focuses on companies that the advisor believes to have established records of earnings profitability and equity growth, established investment acceptance, and active, liquid markets for their publicly-owned shares. Investments are equally weighted in the portfolio. It is possible to lose money by investing in this fund.

        Neuberger Berman Genesis Fund. Neuberger Berman Genesis Fund seeks capital appreciation. The fund invests primarily in common stocks of companies with market capitalizations less than $1.5 billion at the time of purchase. Management seeks securities it believes to be undervalued and that are issued by companies that have above-average returns, an established market niche, the ability to finance their own growth and sound future business prospects. It is possible to lose money by investing in this fund.

        Fidelity Advisor Mid Cap Fund. Fidelity Advisor Mid Cap Fund seeks long-term growth of capital. The fund normally invests at least 65% of assets in companies with medium market capitalizations. These companies generally have market capitalizations that fall within the range of the S&P MidCap 400 index. The fund may invest the balance of assets in other types of securities and in issuers of other sizes. It is possible to lose money by investing in this fund.

        American Century Strategic Allocation Fund. American Century Strategic Allocation Fund seeks long-term capital growth with some regular income. The fund generally invests in a flexible combination of asset classes; it usually holds a neutral mix consisting of 63% of assets in equities, 31% in bonds, and 6% in cash equivalents. The fund invests primarily in investment-grade securities, but may invest up to 5% of assets in below investment-grade securities. It may invest the cash-equivalent portion of their portfolios in high-quality money market investments (denominated in U.S. dollars or foreign currencies). It is possible to lose money by investing in this fund.

        American Century International Growth Fund. American Century International Growth Fund seeks capital growth. The fund invests primarily in common stocks of foreign companies that meet certain fundamental and technical standards and have potential for capital appreciation. Management looks for companies whose earnings and revenues are not only growing, but growing at a successively faster, or accelerating, pace. The fund usually invests in issuers from at least three countries outside the United States. It is possible to lose money by investing in this fund.

        Wright Total Return Bond Fund. Wright Total Return Bond Fund seeks to provide a high level of return. The fund invests in bonds or other high-quality debt securities with an average-weighted maturity that, in the advisor's judgment, produces the best total return. Accordingly, investment selections may differ depending on the particular phase of the interest-rate cycle. For the most part, investments will be confined to those corporate obligations rated A or better (or of comparable quality). It is possible to lose money by investing in this fund.

        Wright Current Income Fund. Wright Current Income Fund seeks a high level of return. The fund invests primarily in U.S. government obligations, mortgage-related securities of governmental or corporate issuers, and high-quality corporate debt securities. It typically invests the majority of assets in mortgage pass-through securities issued by the Government National Mortgage Association. It is possible to lose money by investing in this fund.

        Janus Adviser Capital Appreciation Fund. Janus Adviser Capital Appreciation Fund seeks long-term growth of capital. The fund invests primarily in common stocks. It may invest in securities of issuers of any size. The fund may also invest in preferred stocks, warrants, convertibles and debt. It may invest up to 25% of assets in mortgage- and asset-backed

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

securities, and step coupon securities. The fund may invest without limit in index/structured securities. This fund is non-diversified. It is possible to lose money by investing in this fund.

        Federated Prime Cash Series. Federated Prime Cash Series seeks to provide investor with a high level of current income, a high quality portfolio and liquidity. The fund pursues its objective through corporate money market securities including commercial paper, repurchase agreements, variable rate investments and bank instruments. The fund invests primarily in a portfolio of short-term, high-quality fixed income securities issued by banks, corporations, and the U.S. government. The fund is a money market fund that seeks to maintain a stable net asset value of $1.00 per share.

        American Century Equity Income Fund. American Century Equity Income Fund seeks current income; capital appreciation is a secondary consideration. The fund normally invests at least 85% of assets in income-producing securities and at least 65% of assets in U.S. equities. To select investments, the primary consideration is the company's dividend-paying history and potential for increased dividend-paying ability. Management seeks a yield that exceeds that of the S&P 500. It is possible to lose money by investing in this fund.

        Employer Stock Fund. The Employer Stock Fund will consist primarily of investments in common stock of Provident Bancorp, Inc. Provident Bancorp, Inc. is a federally chartered majority-owned subsidiary of Provident Bancorp, MHC, a mutual holding company. Following the offering, Provident Bancorp, Inc., a federal corporation, will cease to exist, but will be succeeded by a new Delaware corporation with the name Provident Bancorp, Inc., which will be 100% owned by its public shareholders, including Provident Bancorp, Inc.'s tax-qualified plans.

        Shares of Provident Bancorp, Inc. (federal) which were held in the Provident Bancorp, Inc. Employer Stock Fund prior to the conversion and offering will be converted into new shares of common stock of Provident Bancorp, Inc. (Delaware), in accordance with the exchange ratio. The trustee will use all amounts reallocated to the Employer Stock Fund in the special election to acquire shares in the conversion and common stock offering. After the offering, the trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on common stock held in the Employer Stock Fund, to purchase shares of common stock of Provident Bancorp, Inc. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the trustee may be required to limit the daily volume of shares purchased. Pending investment in common stock, amounts allocated towards the purchase of shares in the offering will be held in the Employer Stock Fund in an interest-bearing account. In the event of an oversubscription, any earnings that result therefrom will be reinvested among the other funds of the Plan in accordance with your then existing investment election (in proportion to your investment direction allocation percentages).

For a discussion of material risks, you should consider the "Risk Factors" beginning on page 23 of the attached prospectus.

Withdrawals and Distributions from the Plan

        Federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to your termination of employment with Provident Bancorp, Inc. or a participating subsidiary. A federal tax penalty equal to 10% of the withdrawal, over and above the normal federal and state income tax, may also be imposed on withdrawals made prior to your attainment of age 59-1/2, regardless of whether the withdrawals occur during your employment with Provident Bancorp, Inc. or a participating subsidiary or after termination of employment.

        Withdrawals Prior to Termination of Employment. You may withdraw your employee elective deferral contributions (not including earnings), vested employer matching contributions and non-elective contribution account prior to termination of employment in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that you have an immediate and heavy financial need before you make a withdrawal.

        You may receive a loan from the Plan not to exceed the lesser of (a) $50,000, reduced by the highest outstanding loan balance of loans during the one-year period ending on the day before the new loan is made, or (b) the greater of (i) one-half of your vested account, or (ii) $10,000, such greater of
(i) or (ii) reduced by any outstanding loan balance on the date the new loan is made. Each loan will bear a reasonable fixed rate of interest determined by the loan administrator.

        Distribution Upon Retirement or Disability. Unless an optional form of benefit has been elected, payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment shall be made in a lump-sum payment. Benefit payments ordinarily commence as soon as administratively practicable following termination of employment upon (i) retirement on or after attaining normal retirement age, (ii) death of the participant, or (iii) termination of services due to disability.

        Distribution Upon Death. If a Participant dies before his retirement date or other termination of employment, payment will be made to the Participant's spouse or other designated beneficiary in a single payment generally as soon as possible following the Participant's death.

        Distribution Upon Termination for Any Other Reason. If your vested account has never exceeded $5,000, your entire vested account will be distributed in a single sum, as soon as administratively feasible after the date you terminate service for any reason. If your vested account exceeds $5,000, you may elect, but are not required, to receive a distribution after you cease to be an employee. Your election will be subject to your spouse's consent as provided in the Plan. If you do not elect distribution upon termination, the distribution of your benefit will be a retirement benefit and will be distributed according to the provisions on distribution of benefits upon retirement.

        Commencement of Benefits. The payment of your benefits will generally commence within 60 days of the close of the Plan year in which the latest of the following events occurs: (i) earlier of the attainment of age 65 or your normal retirement age; (ii) tenth anniversary of the year in which you commenced participation in the Plan; or (iii) your termination of employment.

        Nonalienation of benefits. Except for federal income tax withholding or a qualified domestic relations order, your benefits payable under the Plan cannot be alienated. Examples of alienation include transferring your benefits voluntarily and a creditor placing a lien on your benefits. Any attempt to alienate your benefits, whether voluntary or involuntary, shall be void.

Administration of the Plan

The Trustee

        The trustees of the Plan are George Strayton, Daniel Rothstein and Robert Sansky (collectively, the "trustee"). The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to you and your beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust. The trustee of the Employer Stock Fund holds the common stock invested in the Employer Stock Fund.

Plan Administrator

        The Plan is administered by the Plan administrator, Robert Sansky. The address and telephone number of the Plan administrator is Provident Bank, Attn:
Robert Sansky, 400 Rella Blvd., Montebello, NY 10901, (845) 369-8040. The Plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, preparation and filing of all returns and reports relating to the Plan which are required to be filed and for all disclosures required to be made to participants, beneficiaries and others. The Bank has contracted with Northeast Retirement Services, Inc., Ms. Cheryl Dascoli, 69 Cummings Branch, Woburn, MA 01801, (781) 970-5031, to act as recordkeeper and third-party administrator of the Plan.

Reports to Plan Participants

        The Plan administrator or its designee, Northeast Retirement Services, Inc., will furnish you a statement at least semi-annually showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

        It is the intention of Provident Bancorp, Inc. to continue the Plan indefinitely. Nevertheless, Provident Bancorp, Inc. may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, you will have a fully vested interest in your accounts. Provident Bancorp, Inc. reserves the right to make any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Provident Bancorp, Inc. may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974.

Merger, Consolidation or Transfer

        In the event of the merger or consolidation of the Plan with another Plan, or the transfer of the trust assets to another plan, the Plan requires that you would, if either the Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

Federal Income Tax Consequences

        The following is a brief summary of the material federal income tax aspects of the Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

        As a "tax-qualified retirement plan," the Code affords the Plan special tax treatment, including:

        (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year;

        (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

        (3) earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

        Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant's death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to participants under the Plan and all other profit sharing plans, if any, maintained by Provident Bancorp, Inc. or any of its subsidiaries. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Provident Bancorp, Inc. or any of its subsidiaries, which is included in the distribution.

        Provident Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Provident Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Provident Bancorp, Inc. common stock; that is, the excess of the value of Provident Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Provident Bancorp, Inc. common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Provident Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Provident Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Provident Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Provident Bancorp, Inc. common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

        Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified plan or to an individual retirement account that accepts such contributions in accordance with the terms of the other plan or account.

Additional Employee Retirement Income Security Act ("ERISA") Considerations

        As noted above, the Plan is subject to certain provisions of ERISA, including special provisions relating to control over the Plan's assets by participants and beneficiaries. The Plan's feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a "fiduciary" because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as the Plan administrator or the Plan's trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

        Because you will be entitled to invest all or a portion of your account balance in the Plan in Provident Bancorp, Inc. common stock, the regulations under section 404(c) of the ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

        Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Provident Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Provident Bancorp, Inc., a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the date on which a transaction is executed, or annually on a Form 5 within 45 days after the close of Provident Bancorp, Inc.'s fiscal year. Discretionary transactions in connection with employee benefit plans, such as intra-plan transfers or previously invested assets or a cash-out from such a plan are excepted from this requirement, but only if the insider does not determine the date of the transaction. If the exception applies, discretionary transactions must be reported on a Form 4 filed within two business days from the date the reporting person receives notice of the transaction, so long as the notification date is not later than the third business day following the transaction. Transactions under tax-qualified plans, other than discretionary transactions remain exempt from Section 16(a) reporting.

        In addition to the reporting requirements described above, section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Provident Bancorp, Inc. of profits realized by an officer, director or any person beneficially owning more than 10% of Provident Bancorp, Inc.'s common stock resulting from non-exempt purchases and sales of Provident Bancorp, Inc. common stock within any six-month period.

        The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of section 16(b) persons.

        Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by section 16(b) are required to hold shares of common stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

        Audited financial information representing the Statement of Net Assets Available for Plan Benefits at December 31, 2002 and 2001, and Statement of Changes in Net Assets

Available for Plan Benefits for the years ended December 31, 2002 and 2001 are attached to this prospectus supplement.

                                  LEGAL OPINION

        The validity of the issuance of the common stock will be passed upon by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., which firm acted as special counsel to Provident Bancorp, Inc. in connection with Provident Bancorp, Inc.'s stock offering.

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